Exhibit 4.1

PHI, INC.

AND

THE GUARANTORS NAMED HEREIN,

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of March 17, 2014

to

Indenture

Dated as of September 23, 2010

relating to PHI, Inc.’s

8.625% Senior Notes due 2018

THIS THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated March 17, 2014, is by and among PHI, Inc., a Louisiana corporation (the “Company”), the Guarantors listed on the signature pages hereof, and The Bank of New York Mellon Trust Company, N.A., a national banking association, (the “Trustee”).

WHEREAS, the Trustee, the Company and the Guarantors have heretofore executed and delivered that certain Indenture dated as of September 23, 2010 (as amended, supplemented or otherwise modified through the date immediately preceding the date hereof, the “Indenture”), providing for the issuance of the Company’s 8.625% Senior Notes due 2018 (the “Notes”);

WHEREAS, on September 23, 2010, the Company issued $300,000,000 aggregate principal amount of Notes, all of which Notes are currently outstanding;

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of Holders of at least a majority aggregate principal amount of the Notes then outstanding, the Company, the Guarantors, and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);

WHEREAS, the Company desires and has requested the Trustee to join with it and the Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the Company has solicited consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated March 3, 2014 and the related letter of transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”); and

WHEREAS, (1) the Company has received the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes (excluding any Notes owned by the Company or a Subsidiary or a Related Person, as defined in the Indenture), all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.06 of the Indenture and (3) the Company and the Guarantors have satisfied all other conditions required under Article 9 of the Indenture to enable the Company, the Guarantors and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Deletion of Definitions and Related References. Section 1.01 of Article 1 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture.

ARTICLE II

AMENDMENTS TO INDENTURE AND NOTES

Section 2.1 Amendments to Articles 4, 5 and 6.

(a) The Indenture is hereby amended by deleting the following provisions of the Indenture and all references thereto in their entirety:

Section 4.03 (Reports to Holders);

Section 4.05 (Stay, Extension and Usury Laws);

Section 4.09 (Conduct of Business);

Section 4.10 (Limitations on Additional Indebtedness);

Section 4.11 (Limitations on Restricted Payments);

Section 4.12 (Limitation on Dividends and Other Restrictions Affecting Restricted Subsidiaries);

Section 4.13 (Limitation on Liens);

Section 4.14 (Limitation on Transactions with Affiliates);

Section 4.15 (Limitation on Asset Sales);

Section 4.16 (Limitation on Designation of Unrestricted Subsidiaries);

Section 4.17 (Additional Note Guarantees);

Section 4.18 (Limitation on Layering Indebtedness);

Section 4.19 (Limitations on the Issuance or Sale of Equity Interests of Restricted Subsidiaries);

Section 4.20 (Limitation on Sale and Leaseback Transactions);

Section 5.01(a) (3) (Limitation on Mergers, Consolidation, Etc.); and

Section 6.01 (5) and (6) (Events of Default).

(b) Section 4.06 is revised to read in its entirety as follows: “Subject to Article 5 of this Indenture, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in accordance with its organizational documents (as the same may be amended from time to time).”

Section 2.2 Amendments to Notes. The Notes are hereby deemed to be amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Supplemental Indenture, including, without limitation, paragraph 8 and clauses (5) and (6) of paragraph 12 thereof.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 3.2 Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed, and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby, and all terms and conditions of both shall be read together as though they constitute a single instrument, except that, in the case of conflict, the provisions of this Supplemental Indenture shall control.

Section 3.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.4 Successors. All agreements of the Company and the Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 3.5 Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other electronic communication (including scanned pdf).

Section 3.6 Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law.

Section 3.7 Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantors, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.8 Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Company of at least a majority in principal amount of the outstanding Notes pursuant to the Tender Offer, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur prior to April 1, 2014. The Company shall notify the Trustee promptly after the occurrence of such purchase by delivering to the Trustee an Officers’ Certificate, which shall certify that the amendments to the Indenture effected hereby have become operative as of the date of such Officers’ Certificate, or promptly after the Company shall determine that such purchase will not occur.

Section 3.9 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of March 17, 2014, certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited, as provided in the Third Supplemental Indenture, dated as of March 17, 2014. Reference is hereby made to such Third Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 3.10 Effects of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year written above.

PHI, INC.

By:	/s/ Trudy P. McConnaughhay
Name:	Trudy P. McConnaughhay
Title:	Chief Financial Officer and Secretary

GUARANTORS

INTERNATIONAL HELICOPTER TRANSPORT, INC.

PHI TECH SERVICES, INC.

PHI AIR MEDICAL, L.L.C.

HELICOPTER MANAGEMENT, L.L.C.

HELICOPTER LEASING L.L.C.

HELEX, L.L.C.

SKY LEASING, L.L.C.

VERTILEASE, L.L.C.

LEASING SOURCE, L.L.C.

MDHL, L.L.C.

By:	/s/ Trudy P. McConnaughhay
Name:	Trudy P. McConnaughhay
Title:	Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name:	Lawrence M. Kusch
Title:	Vice President